                                                                      EXHIBIT 12


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                             RITE AID CORPORATION
                         (DOLLAR AMOUNTS IN THOUSANDS)



                          26 WEEKS                        YEAR ENDED
                           ENDED
                         AUGUST 31,   MARCH 2,    MARCH 4,      FEB 26,      FEB 27,      FEB 29,
                            1996        1996        1995         1994         1993          1992
                          --------    --------    --------     --------     --------     --------
Fixed Charges
  Interest Expense.....   $ 37,199    $ 68,341    $ 42,300     $ 28,683     $ 29,387     $ 37,463
  Interest Portion of Net
    Rental Expense(1)..     29,240      52,080      40,424       40,427       37,659       34,939
                           -------     -------     -------      -------      -------      -------

  Fixed Charges Before
    Capitalized
    Interest...........     66,439     120,421      82,724       69,110       67,046       72,402
  Capitalized Interest.        850       1,948         373          217          445          721
                           -------     -------     -------      -------      -------      -------
  Total Fixed Charges..   $ 67,289    $122,369    $ 83,097     $ 69,327     $ 67,491     $ 73,123
                           =======     =======     =======      =======      =======      =======
Earnings
  Income from Continuing
    Operations Before
    Income Taxes.......   $109,909(3) $256,202    $231,464     $ 45,670(2)  $200,569     $187,202
  Fixed Charges Before
    Capitalized Interest
    (per above)........     66,439     120,421      82,724       69,110       67,046       72,402
                           -------     -------     -------      -------      -------      -------
  Total Adjusted
    Earnings...........   $176,348    $376,623    $314,188     $114,780     $267,615     $259,604
                           =======     =======     =======      =======      =======      =======
Ratio of Earnings to
  Fixed Charges........       2.62        3.08        3.78         1.66         3.97         3.55

(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income from continuing operations before income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.

(3) Income from continuing operations before income taxes for the twenty-six week period ended August 31, 1996 includes a $16,057,000 one-time, pre-tax provision for costs related to the attempted Revco, D.S., Inc. acquisition.